                                                                    EXHIBIT 5.1


                     [LETTERHEAD OF CLIFFORD CHANCE US LLP]


January 3, 2005

Municipal Mortgage & Equity, LLC
621 East Pratt Street, Suite 300
Baltimore, Maryland  21202

Ladies and Gentlemen:

We have acted as counsel to Municipal Mortgage & Equity, LLC ("MuniMae") in connection with a registration statement under the Securities Act of 1933, as amended (the "Registration Statement"), relating to possible offerings from time to time by MuniMae of common shares of limited liability interest ("Common Shares"), preferred shares of limited liability interest ("Preferred Shares") and warrants or other rights entitling the holders to purchase Common Shares, Preferred Shares or any combination thereof ("Warrants"), at aggregate offering prices that will not exceed $500,000,000 in total.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:

                  1. When the board of directors of MuniMae authorizes the issuance of authorized but unissued Common Shares and in accordance with that authorization the Common Shares (i) are sold for at least par value as contemplated in the Registration Statement or (ii) are issued on exercise of a right to convert debt securities or Preferred Shares, or on exercise of Warrants, which are sold for more than the par value of the Common Shares (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Shares will be legally issued, fully paid and non-assessable.

                  2. When the board of directors of MuniMae authorizes the creation and sale of one or more series of Preferred Shares in accordance with the provisions of its Operating Agreement relating to the issuance of Preferred Shares and in accordance with that authorization the Preferred Shares are (i) sold for at least par value as contemplated in the Registration Statement or
(ii) issued on conversion of debt securities or other series of Preferred Shares, or on exercise of Warrants, which are sold for more than the par value of the Preferred Shares (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Preferred Shares will be legally issued, fully paid and non-assessable.

                  3. When the board of directors of MuniMae authorizes the issuance of Warrants that provide for the issuance of Preferred Shares, Common Shares or any combination thereof upon payment of consideration equal at least to the par value of the Preferred Shares, Common Shares or any combination thereof being issued, and that do not contain provisions that violate applicable law, and in accordance with that authorization those Warrants are issued, those Warrants will constitute valid and legally binding obligations of MuniMae.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement.

Very truly yours,


/s/ Clifford Chance US LLP